Exhibit 10.1

NOTICE

This Release and Termination of Employment Agreement (“Agreement”) is a very important legal document, and you should consult with an attorney before signing it.

By signing this Agreement, you are agreeing to release Carpenter Technology Corporation (and certain other individuals/entities named as “Released Parties” within this Agreement) from all liability to you.  You have twenty-one (21) days from the date of distribution of these materials to consider whether to sign this document or, if later, until your termination date on page 2 of this Agreement.  If you decide to sign it, you will then have an additional seven (7) days following the date of your signature to revoke this Agreement, and this Agreement shall not become effective or enforceable until this seven (7) day revocation period expires.  You may not sign this Agreement before the last day of your employment with Carpenter Technology Corporation.  In order to notify Carpenter of intent to revoke, you must provide written notice, via certified mail, to the Director - Total Rewards & People Strategy, Carpenter Technology Corporation, 101 West Bern Street, Reading, Pennsylvania, 19601.

RELEASE AND TERMINATION OF EMPLOYMENT AGREEMENT

This Release and Termination of Employment Agreement (“Agreement”) between T. Kathleen Hanley (the “Employee”) and Carpenter Technology Corporation (“Carpenter”), provides for the mutually satisfactory terms and conditions of the Employee’s termination of employment with Carpenter effective October 30, 2009 (the “Termination Date”)

In consideration of the mutual promises and commitments made herein, and INTENDING TO BE LEGALLY BOUND hereby, the Employee and Carpenter agree that in return for the payments and benefits described in Sections 1-4 of the Agreement, which exceed that to which the Employee is otherwise entitled, the Employee agrees that these benefits represent adequate compensation for this Agreement to release and forever discharge all “Released Parties” including Carpenter from any and all manner of claims as stated in Section 11.  These benefits are contingent upon fulfillment of the “Special Separation Conditions” in Section 5 and the Employee’s acceptance of all other terms of this Agreement summarized below.

❖	Employee agrees to protect Carpenter’s confidential and proprietary business information (Section 8)

❖	Employee agrees to return all Carpenter property and remove personal property (Section 9)

❖	Employee agrees to this Agreement’s confidentiality and to avoid negative characterizations (Section 10)

❖	Employee agrees where permitted by law to reimburse Carpenter’s defense costs, if Employee files suit (Section 12)

❖	Employee further agrees that she will cooperate fully with Carpenter and its counsel with respect to any matter in which the Employee was in any way involved during her employment (Section 13)

❖	Employee agrees that if she violates or challenges the enforceability of this Agreement, no further payments, rights or benefits under Sections 1-4 hereof will be due to her (Section 14)

❖	Employee agrees that the written terms of this Agreement are the complete understanding between the parties superseding any prior agreements or understandings (Section 16)

❖	Employee agrees the balance of this Agreement will remain in force even if any provision is invalidated by a court (Section 19)

❖	Employee agrees to governing state law (Section 20) and recognizes required tax withholding (Section 21)

Whether the Employee accepts the terms of this Agreement or not, the Employee will receive the benefits described in Sections 6 and 7 subject to the terms of the applicable plan documents.

Consideration (Benefits contingent upon this Agreement)

1.
The Employee will receive severance payments in the form of continuation of her base salary for a period of twelve (12) months (the “Severance Period”), less applicable withholding and payroll taxes, payable monthly.  The severance payments described above will be paid from Carpenter’s general assets and the Severance Period will commence within one month of the Employee’s satisfaction of the Special Separation Conditions described in Section 5 below.  For avoidance of doubt, the severance payments made under this Section 1 are intended to be exempt from Section 409A of the Internal Revenue Code as payments made pursuant to a “separation pay plan” under Treas. Reg. § 1.409A-1(b)(9)(iii).

2.
For the duration of the Severance Period, Carpenter will waive the applicable premium otherwise payable for COBRA continuation coverage for the Employee (and, to the extent covered by Carpenter’s group health plan immediately prior to the Termination Date, the Employee’s eligible dependents).

3.
The 4,000 restricted shares granted to Employee on January 8, 2007 will vest upon the satisfaction of the Special Separation Conditions described in Section 5 below and will be released from transfer restrictions as scheduled in the ordinary course, notwithstanding the Employee’s termination of employment.

4.
Carpenter will also pay up to $20,000 for the Employee to participate in an outplacement employment program of Carpenter’s choosing following satisfaction of the Special Separation Conditions described below in Section 5.

5.
The special separation benefits described in Sections 1-4 above are conditioned upon (a) the return of this signed Agreement (signed only on or after the Employee’s last day of employment) within 22 days following its delivery to Employee and (b) the expiration of the seven day revocation period without the Employee’s revocation of this Agreement (“Special Separation Conditions”).  No special separation benefits will commence prior to the satisfaction of these Special Separation Conditions.

Benefits to which the Employee is otherwise entitled

6.
Any vested but unexercised stock options held by the Employee will have the exercise period adjusted as required under the applicable stock plan on the basis of a separation without special category (e.g. cause, disability or retirement).  It is the Employee’s responsibility to review the terms of the Employee’s stock plan and agreement to assure that the Employee does not lose the ability to exercise any options.  The Employee may receive a certificate with the adjusted exercise dates by contacting Equiserve at 1-800-670-6644 following separation of employment.

7.
The Employee will be entitled to receive all earned compensation (including accrued but unpaid time off) and benefits otherwise due the Employee upon termination of employment as required by law and in accordance with the terms of the benefit plans or other agreements between Carpenter and the Employee.  Notwithstanding the foregoing, the Employee will not be entitled to any benefits under the Severance Pay Plan for Salaried Employees of Carpenter Technology Corporation (“Severance Plan”) or an Increased Pension resulting from a Termination Due to Job Elimination under the GRP and the Employee hereby releases any claim for such benefits under the Severance Plan and the GRP.

General Terms of this Agreement

8.
Confidential/Proprietary Information:  The Employee agrees that the Employee will not at any time disclose to any person or entity, any of Carpenter’s confidential or proprietary business information, which includes, but is not limited to, its personnel policies, practices, technologies, processes, trade secrets, customer lists, financial information, cost data and other proprietary information and agreements.  The Employee specifically agrees that all information disclosed to the Employee regarding the handling of human resource matters is deemed confidential and proprietary to Carpenter, provided that this sentence will not (subject to Section 17 below) prohibit (a) the Employee from working in the field of human resources generally, or (b) the application of her knowledge of human resources best practices acquired prior to her employment by Carpenter.  The Employee shall also promptly return to Carpenter any documents and photographs (and copies thereof), in whatever form (including electronic) containing any such confidential or proprietary information.

9.
Carpenter & Personal Property:  The Employee agrees to promptly return to Carpenter any of Carpenter’s property provided to Employee, or within Employee’s possession or control including, but not limited to, the Employee’s Carpenter Identification card and any motor vehicle decals, credit card(s), computer hardware/software, mobile communication devices, Library and other Carpenter-owned books, files (electronic or paper), keys, tools, etc.  It is the Employee’s responsibility to arrange with Asset Protection Services (“APS”) and/or the Human Resources Manager to remove any personal items from Carpenter property and deliver any Carpenter property to APS.   Any property or personal items not claimed within fourteen (14) days of the date of termination above will be destroyed or discarded.

10.
Confidentiality of Agreement & Nondisparagement:  The Employee agrees that the terms, conditions, amounts and facts of this Agreement are and shall at all times remain confidential.  The Employee further warrants and represents that  from the time the Employee received this Agreement (or any prior drafts) through the Employee’s signing of this Agreement, the Employee has not breached the confidentiality of this Agreement.  Finally, the Employee agrees that henceforth the Employee will not disclose or permit to be disclosed the terms of this Agreement to any person or entity, including but not limited to, any past, present or future employees of Carpenter, except to the extent that such disclosure may be required by law.  The Employee may disclose this Agreement to the Employee’s immediate family, attorney and tax advisors, who acknowledge and agree to maintain the confidentiality of this Agreement.  The Employee will not make or cause to be made any untrue statement to anyone suggesting or implying any wrongful, illegal, or unethical conduct by any Released Person, nor will the Employee disparage any Released Person or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of any Released Person.  Carpenter has the right to seek any and all legal or equitable remedies to which it is entitled by reason of a breach of this Section 10.

11.
Release of Claims:  In return for the promises herein, as to Sections 1-4, which exceed that to which the Employee is otherwise entitled under Carpenter’s policies and benefit plans, the Employee (on behalf of herself), the Employee’s representatives, successors, heirs, and assigns do hereby completely release and forever discharge Carpenter and the other “Released Parties” (as defined below), from any and all manner of claims, known or unknown, asserted or unasserted, matured or not matured, which Employee may have against any of the Released Parties, arising at any time up to and including the date that the Employee signs this Agreement, including without limitation all claims related to the Employee’s employment with Carpenter or the separation of that employment to the fullest extent permitted by law.  This release specifically includes, but is not limited to, any and all claims under (a) the common law, including, but not limited to, theories for wrongful discharge, breach of contract (whether expressed or implied) or duty, defamation, tort, or violation of public policy; (b) any policies, practices or procedures of Carpenter, and  benefits under any employee benefit plans sponsored by Carpenter; (c) any federal or state constitution, and any federal, state or local statute, ordinance, or executive order, including, but not limited to, claims for discrimination on the basis of race, religion, sex, national origin, mental or physical disability, age, or any other protected status or characteristic.  The laws under which the Employee is releasing claims include, without limitation, the following: (1) Title VII of the Civil Rights Act of 1964 (42 U.S.C. 2000e, et.seq.), (2) the Age Discrimination in Employment Act (29 U.S.C. 621, et.seq.), as amended by the Older Workers Benefit Protection Act (29 U.S.C. §626, et. seq.), (3) the Americans with Disabilities Act (42 U.S.C. §12101, et. seq.), (4) the Employee Retirement Income Security Act (29 U.S.C. §1001, et. seq.), (5) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et. seq., (6) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et. seq. (7) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et. seq., (8) the Genetic Information Non-Discrimination Act of 2008, P.L. 110-343; (9) the Pennsylvania Human Relations Act (43 P.S. §951, et. seq.) and any other applicable statute, law, ordinance, regulation or executive order (whether state, federal or local) governing the employment relationship.

Notwithstanding the foregoing, it is understood and agreed that the Employee is not waiving (1) claims under any state workers’ compensation law for a work related injury or illness that was incurred during or arises out of employment with Carpenter or (2) ordinary benefit claims under Carpenter sponsored pension, life, disability and health plans to which the Employee is otherwise entitled.

As used herein, the “Released Parties” shall mean Carpenter; its past and present direct and indirect parents, subsidiaries, business units, affiliates, and the like; all of the foregoing entities’ successors, assigns, and legal representatives; and all of the foregoing entities’/persons’ past and present directors, officers, attorneys, employees, benefit plans (including each such plan’s administrators, fiduciaries, insurers, trustees, and related parties), and legal representatives; any person/entity claimed to be jointly or severally liable with any of the foregoing persons/entities; and any person/entity who at any time has acted by, through, under, or in concert with any of the foregoing persons/entities with respect to the Employee.

12.
Assumption of Legal Fees:  The Employee affirms that the Employee has not filed any complaint against any Released Party with any local, state or federal court.  The Employee affirms that the Employee not filed any claim, charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local agency authorized to investigate charges or complaints of unlawful employment discrimination (together, “Agency”).  The Employee understand that nothing in this Agreement prevents the Employee from filing a charge or complaint of unlawful employment discrimination with any Agency or assisting in or cooperating with an investigation of a charge or complaint of unlawful employment discrimination by an Agency, provided however that, the Employee acknowledges that the Employee may not recover any monetary benefits in connection with any such claim, charge, complaint or proceeding and disclaim entitlement to any such relief.  Furthermore, if any Agency or court has now assumed or later assumes jurisdiction of any claim, charge or complaint on the Employees behalf against any one or all of the Released Parties, the Employee will disclaim entitlement to any relief.  The Employee agrees that the Employee will not file suit in any court pleading any claims barred or released by this Agreement.  Nor will the Employee accept any relief with respect to such claims obtained on the Employee’s behalf by any person or entity.  Employee further agrees that he will not in any way assist any current or former Carpenter employee in making any claim against any of the Released Parties.  If the Employee files suit pleading any claims found to be barred or released by this Agreement, the Employee shall to the extent permitted by law pay Carpenter’s or any of the other applicable Released Parties’ attorneys’ fees and costs in defending against such released claims.

13.
Cooperation.  Employee agrees to cooperate with or otherwise assist Carpenter, its affiliates and their counsel upon request in connection with any matter relating to her service to Carpenter (including, without limitation, legal claims, investigations, regulatory matters and other proceedings).  Employee’s assistance in connection with such matters shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Carpenter.  Employee will render such assistance in a timely manner on reasonable notice from Carpenter, provided that Carpenter will attempt to schedule and limit the need for Employee’s assistance so as not to unduly interfere with her personal and other professional obligations.  Employee understands that in any legal action, investigation, or regulatory proceeding, Carpenter expects him to provide only accurate and truthful information or testimony.  Carpenter shall reimburse Employee within 30 days for all reasonable expenses, including travel expenses, that she necessarily incurs in connection with this Section 13 (subject to presentment of suitable invoices).  For time spent after the Severance Period fulfilling her obligations under this section, Employee will be compensated at a rate of $250 per hour, excluding for this purpose the first two (2) hours spent in any calendar month.

14.	Challenge. If the Employee violates or challenges the enforceability of this Agreement, no further payments, rights or benefits under Sections 1-4 hereof will be due to Employee.

15.
No Admission of Liability.  This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation by Carpenter, or of any violation of any duty owed by Carpenter to the Employee.  Carpenter specifically denies any such violations.

16.
Integration Clause:  This is the complete and final agreement between the parties, and it fully supersedes any and all prior agreements or understandings between the parties hereto (including, without limitation, the Employee’s offer letter dated December 8, 2006).  The Employee agrees that there is absolutely no agreement or reservation not clearly expressed herein, that the sums of money stated herein are all that the Employee is ever to receive for all claims to damages, costs, attorneys’ fees and other expenses, and that the execution hereof is with the full knowledge that this Agreement covers all possible claims.  In addition, the Employee acknowledges that neither Carpenter nor any of its employees, agents, representatives or attorneys have made any representations concerning the terms of this Agreement other than those contained herein.

17.
Restrictive Covenants:  The Employee acknowledges that restrictive covenants contained in Section 10 of the Restricted Stock Unit Award Agreement dated July 29, 2009 (the “Restrictive Covenants”) survive the termination of her employment with Carpenter.  The Employee acknowledges that those Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that she received adequate consideration in exchange for agreeing to those restrictions and that she will abide by those restrictions.  For avoidance of doubt, however, the parties agree that the Restrictive Covenants will not prohibit the Employee from accepting employment with an original equipment manufacturer (“OEM”) or with a supplier to a competitor of Carpenter, provider that such OEM or supplier does not itself also compete with Carpenter.  The Employee acknowledges and agrees that the entities in competition with Carpenter include, without limitation, those entities listed on the attached Exhibit A.  During the eighteen (18) month period following the Termination Date, the Employee agrees to (a) disclose the existence and terms of the Restrictive Covenants to any person for whom she intends to perform services, and (b) disclose to Carpenter the identity of any such proposed service recipient.  The disclosures described in the preceding sentence will, in each case, be made at least three business days prior to the commencement of services.

18.
Termination of All Service.  Employee hereby confirms that, in addition to ceasing her service as an employee of the Company on the Termination Date, her service to the Company and any affiliated entity in any capacity has also terminated as of the Termination Date.

19.
Severability Clause:  Carpenter and the Employee agree that should any provisions of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

20.
Governing Law:  This Agreement is made and entered into in the Commonwealth of Pennsylvania, and shall in all respects be interpreted, enforced and governed under the laws of said Commonwealth, to the extent such laws are not preempted by applicable federal law.  The language of all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any of the parties.

21.	Tax Withholding: All payments hereunder shall be subject to all applicable federal, state and local withholdings.

22.
Counterparts and Facsimiles.  This Agreement may be executed, including execution by facsimile or electronic signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

THE EMPLOYEE ACKNOWLEDGES AND STATES THE FOLLOWING BY HER INITIALS AND SIGNATURE BELOW:

❖      THAT THE EMPLOYEE HAS CAREFULLY READ AND UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT.

❖      THAT THE EMPLOYEE KNOWS AND UNDERSTANDS THAT, BY ACCEPTING BENEFITS UNDER THIS AGREEMENT AND SIGNING THIS RELEASE, THE EMPLOYEE IS GIVING UP ANY RIGHT TO BRING A CLAIM AGAINST THE “RELEASED PARTIES,” EITHER INDIVIDUALLY OR COLLECTIVELY, INCLUDING BUT NOT LIMITED TO CARPENTER.

❖      THAT THE EMPLOYEE ALSO UNDERSTANDS THAT THE EMPLOYEE WOULD NOT RECEIVE BENEFITS UNDER THIS AGREEMENT, IF THE EMPLOYEE DID NOT KNOWINGLY AND VOLUNTARILY ENTER INTO THIS RELEASE.

❖      THAT THE EMPLOYEE IS SIGNING THIS RELEASE COMPLETELY WILLINGLY AND VOLUNTARILY AND THERE IS NO MEDICAL OR OTHER CONDITION THAT WOULD PREVENT THE EMPLOYEE FROM DOING SO.

❖      THAT CARPENTER HAS NOT SUBJECTED THE EMPLOYEE TO ANY COERCION OR DURESS AND HAS DONE NOTHING TO FORCE THE EMPLOYEE TO SIGN THIS RELEASE.  IF THE EMPLOYEE ASSERTS OTHERWISE IN THE FUTURE, THE EMPLOYEE ADMITS THIS WILL NOT THEN BE TRUTHFUL.

Employee agrees to all five statements above with initials        /s/ TKH

Employee must sign this Agreement on or after the last day of employment with Carpenter.  The Employee’s signature before that date will invalidate the terms of this Agreement.

/s/ Charlene Williams		/s/ T. Kathleen Hanley
Witness	T. Kathleen Hanley

	Dated:	November 6, 2009

Carpenter Technology Corporation

/s/ Diane Gibble	By:	/s/ K. Douglas Ralph
Witness		K. Douglas Ralph
Senior Vice President &
Chief Financial Officer

EXHIBIT A

AK Steel Holding Corp.
Steel Dynamics, Inc.
Voestalpine AG
Reliance Steel & Aluminum Co.
Schmolz + Bickenbach AG
Glorial Material Technology Corp.
Precision Castparts Corp.
Universal Stainless & Alloy Products, Inc.
Allegheny Technologies, Inc.
Parker-Hannifin Corporation
Ladish Co.
Sandvik AB
Titanium Metals Corp
Kennametal Inc.
Timken Company
Daido Steel Co., Ltd.
RTI International Metals, Inc.
Haynes International Inc.